Exhibit 5.2
Clark Hill PLC
200 Ottawa Avenue NW
Suite 500
Grand Rapids, Michigan 49503
clarkhill.com
May 20, 2011
Dunn Blue Print Company
30600 Telegraph Road, Suite 2345
Bingham Farms, Michigan 48025
McKee Enterprises Inc.
133 West 1st Avenue
Mesa, Arizona 85210
To Opinion Recipient:
     We have acted as Michigan counsel to Dunn Blue Print Company, a Michigan corporation (“Dunn Blue Print Company”), and Arizona counsel to McKee Enterprises Inc., an Arizona corporation (“McKee Enterprises,” collectively with Dunn Blue Print Company, the “Companies”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by American Reprographics Company, as issuer (the “Issuer”), and certain guarantors, including the Companies, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to: (i) the issuance by the Issuer of up to US$200,000,000 aggregate principal amount of its 10.5% Senior Notes due 2016 (collectively, the “Senior Notes”); and (ii) the issuance by the Companies of guarantees (the “Senior Note Guarantee”) along with the issuance by certain other guarantors of guarantees with respect to the Senior Notes.
     The Senior Notes and the Senior Note Guarantee will be issued under and pursuant to the Indenture (the “Indenture”), dated as of December 1, 2010 among the Issuer, certain guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Senior Notes are being offered in exchange for the unregistered 10.5% Senior Notes due 2016 of the Issuer.
     As counsel to the Companies, we have examined executed copies of, but have not participated in the negotiation, preparation or settlement of the Registration Statement and the Indenture.

Dunn Blue Print Company
McKee Enterprises Inc.
May 20, 2011

     We understand that, when issued, the Senior Notes will be unconditionally guaranteed on an unsecured, senior basis by each of the Companies, among others. The Senior Note Guarantee is described and included in the Indenture.
     We have examined such records of the Companies, such certificates of officers of each of the Companies, public officials and others and originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions expressed below. In particular, as to certain matters of fact relevant to the opinions expressed below, we have relied on certificates of officers of each of the Companies, copies of which have been provided to you.
     For the purposes of our opinions expressed below, we have assumed (without independent investigation or verification): (a) the genuineness of all signatures (whether on originals or copies of documents); (b) the legal capacity of all natural persons; (c) the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or facsimile copies thereof; (d) that there have been no erroneous statements of fact made in any certificates of public officials, and we have relied on the completeness and accuracy of the public records and the currency of the information contained therein as of the dates indicated therein, although such records are known on occasion to contain errors and to be otherwise incomplete; and (e) the completeness and accuracy of all statements of fact set forth in the certificates of officers of each of the Companies.
     For the purposes of the opinions expressed in paragraph 1 below, we have relied solely on the (1) certificate issued by the Michigan Department of Licensing and Regulatory Affairs on May 19, 2011, attesting to the good standing of Dunn Blue Print Company in the State of Michigan as of such date, and (2) Certificate of Good Standing issued by the Arizona Corporation Commission, dated May 19, 2011, certifying the good standing of McKee Enterprises in the State of Arizona as of such date, copies of all of which have been provided to you.
     The opinions expressed below are limited to the laws of Michigan and Arizona, in effect as at the date hereof (collectively, “Applicable Law”) and we express no opinion herein as to the laws, or as to matters governed by the laws, of any other jurisdiction.

Dunn Blue Print Company
McKee Enterprises Inc.
May 20, 2011

     Based and relying upon and subject to the foregoing, we are of the opinion that as at the date hereof:
1.	Dunn Blue Print Company is validly existing under the laws of the State of Michigan, and McKee Enterprises is validly existing under the laws of the State of Arizona.

2.	The execution and delivery by each of the Companies of the Indenture and the performance of their respective obligations thereunder have been duly authorized by all necessary corporate action on the part of each of the Companies, and the Indenture has been duly executed and delivered (to the extent such delivery is governed by Applicable Law) by each of the Companies.

3.	The Senior Note Guarantee has been duly authorized by each of the Companies.
     The opinions expressed above are rendered solely for the benefit of the addressees in connection with the transactions herein described and may not be used or relied upon by you for any other purpose or used or relied upon by any other person for any purpose whatsoever without our prior written consent, except that copies of this opinion letter may be furnished to your counsel, Orrick, Herrington & Sutcliffe LLP, which may rely upon the opinions set forth herein as though addressed to it. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement.
Very truly yours,
/s/ Clark Hill PLC
CLARK HILL PLC